                                                               EXHIBIT 12.2

                           THE LOEWEN GROUP INC.

              COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

                                 U.S. GAAP

               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)

                         FOR THE QUARTER ENDED
                               MARCH 31,            FOR THE YEAR ENDED DECEMBER 31,
                         --------------------- ------------------------------------------
                            1996       1995      1995      1994    1993    1992    1991
                         ---------- ---------- ---------  ------- ------- ------- -------
Earnings (loss) before
 income taxes........... $   24,201 $   21,284 $(125,539) $57,877 $44,374 $33,964 $26,634
Fixed charges included
 in earnings (loss) be-
 fore income taxes:
  Interest on long-term
   debt................. $   18,488 $   11,361 $  50,913  $34,203 $22,337 $20,874 $17,058
  Amortization of de-
   ferred finance costs.        326        402     1,512    1,139     852     634     495
  Dividends on preferred
   securities of subsid-
   iary.................      1,772      1,772     7,088    2,678      --      --      --
                         ---------- ---------- ---------  ------- ------- ------- -------
                             20,586     13,535    59,513   38,020  23,189  21,508  17,553
                         ---------- ---------- ---------  ------- ------- ------- -------
Earnings (loss)......... $   44,787 $   34,819 $ (66,026) $95,897 $67,563 $55,472 $44,187
                         ========== ========== =========  ======= ======= ======= =======
Fixed charges:
  Fixed charges included
   in earnings before
   income taxes......... $   20,586 $   13,535 $  59,513  $38,020 $23,189 $21,508 $17,553
  Capitalized interest..        585        168     2,722    1,128     120      --      --
                         ---------- ---------- ---------  ------- ------- ------- -------
Total fixed charges..... $   21,171 $   13,703 $  62,235  $39,148 $23,309 $21,508 $17,553
                         ========== ========== =========  ======= ======= ======= =======
Ratio of earnings to
 fixed charges (1)......       2.1x       2.5x        --     2.4x    2.9x    2.6x    2.5x
                         ========== ========== =========  ======= ======= ======= =======

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(1) The 1995 loss is not sufficient to cover fixed charges by a total of
    $128,261, and as such the ratio of earnings to fixed charges has not been computed.